News Release

For more information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

DAVE & BUSTER’S, INC. ANNOUNCES ANNUAL GUIDANCE FOR FISCAL YEAR ENDING JANUARY 29, 2006

DALLAS—January 11, 2005—Dave & Buster’s, Inc. (NYSE: DAB), a leading operator of upscale restaurant/entertainment complexes, today announced its guidance for its fiscal year ending January 29, 2006.

Fiscal 2005 Outlook

We estimate that fully diluted earnings per share will be in the range of $1.15 to $1.23. We expect revenues for the fiscal year to be in the range of $465 million to $475 million, including $78 to $80 million generated by the nine recently acquired locations. We are assuming that comparable store revenues will be flat to up one percent for the year. The number of stores in the comparable store base will increase by one during the year as the Islandia, New York store will be added. This brings the total comparable store base to 33 locations. Our revenue mix is expected to be approximately 34.0 to 34.5 percent for food, 19.0 to 19.5 for beverage, and 46.0 to 47.0 percent for amusement and other. Our cost of revenues is expected to be approximately 18.5 percent. Operating payroll and benefits are expected to be in the 28.0 percent range. Other store operating expenses are estimated to be approximately 32.0 percent. Depreciation expense is expected to be about 7.4 percent. General and administrative expense is estimated to be approximately 6.0 to 6.5 percent. We expect pre-opening expenses to be around $3 million. We are estimating that our effective income tax rate will increase to 36.5 percent for the year as a result of operating in four new states and having overall higher taxable income.

The forecast assumes that we will open two new Dave & Buster’s during the year with the possibility of a third store opening late in the year. The first store is expected to open in the third quarter in Omaha, Nebraska. The second store, which is expected to open in the fourth quarter, will be in Kansas City, Kansas. These openings will bring the total store count to 45 stores. Capital expenditures for the year, before new construction, are estimated to be in the range of $23 million to $26 million. We anticipate that our long-term debt at the end of the fiscal year, including the current portion, will be approximately $80 million to $82 million.

Celebrating over 22 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 43 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation is available on the company’s website, www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995
Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.